MID-AMERICA APARTMENT COMMUNITIES, INC.
A self-managed equity REIT

MID-AMERICA APARTMENT COMMUNITIES, INC.
ANNOUNCES NASHVILLE ACQUISITION

Memphis, TN, August 12, 2010.  Mid-America Apartment Communities, Inc. (NYSE: MAA) announced today that it has completed the acquisition of Verandas at Sam Ridley, an upscale 336-unit gated apartment community located in the Nashville MSA.

Verandas at Sam Ridley was developed in 2009 and is located at the intersection of I-24 and Sam Ridley Parkway.  Property amenities include large floor plans averaging 1,164 square feet, garages, media and business centers and a pool with outdoor spa.  The apartment homes feature stainless finish appliances, crown molding and sunrooms or screened porches.

The property is located in very close proximity to an extensive new retail shopping development and a new regional hospital and health services operation.  In addition, the property is minutes away from major employment centers along the I-24 Business Corridor including a Nissan North America manufacturing plant with 4,400 employees.

Commenting on the announcement, Al Campbell, EVP and CFO said, “We are excited to be increasing our presence in the Nashville MSA with its diverse economic base which continues to support strong population growth.”

The acquisition, totaling $32 million, was funded by borrowings under existing credit facilities and common stock issuances through MAA’s at-the-market program.

MAA is a self-administered, self-managed apartment-only real estate investment trust which currently owns or has ownership interest in 44,798 apartment units throughout the Sunbelt Region of the U.S. For further details, please refer to our website at www.maac.net or contact Investor Relations at investor.relations@maac.net or by mail at 6584 Poplar Avenue, Memphis, TN  38138.

Certain matters in this press release may constitute forward-looking statements within the meaning of Section 27-A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Such statements include, but are not limited to, statements made about anticipated economic and market conditions, and population growth. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including a downturn in general economic conditions or the capital markets, competitive factors including overbuilding or other supply/demand imbalances in some or all of our markets, changes in interest rates and other items that are difficult to control, as well as the other general risks inherent in the apartment and real estate businesses. Reference is hereby made to the filings of Mid-America Apartment Communities, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K, and its annual report on Form 10-K, particularly including the risk factors contained in the latter filing.